--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
CONSOLIDATED ELECTRICAL DISTRIBUTORS,          INDUSTRIAL DISTRIBUTION GROUP, INC; IDG              Director         X   10% Owner
INC. ("CED")                                                                                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement of        ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
31356 VIA COLINAS                                                          DECEMBER 1998
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
WESTLAKE VILLAGE, CALIFORNIA 91362                                                                Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/2/98       P             18,900     A      $6.5893                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/3/98       P              1,100     A      $6.5625                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/11/98      P             33,000     A      $6.9123                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/14/98      P                500     A      $6.9375                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/16/98      P             16,500     A      $6.8958                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/17/98      P              7,000     A      $6.875                        I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                        625.26      I       *(1)

------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

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                                  Page 1 of 3 pages


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:

*(1) THESE SECURITIES ARE DIRECTLY OWNED BY LINCOLNSHIRE ASSOCIATES, LTD., A TEXAS LIMITED PARTNERSHIP ("LINCOLNSHIRE"). PORTSHIRE
CORP., A TEXAS CORPORATION AND WHOLLY OWNED SUBSIDIARY OF EDMUNDSON INTERNATIONAL, INC. ("EII"), IS THE GENERAL PARTNER OF
LINCOLNSHIRE. THEREFORE CED, THROUGH ITS WHOLLY OWNED SUBSIDIARY EII, INDIRECTLY OWNS THESE SECURITIES.

                                                                                     /s/ Thomas A. Lullo            January 8, 1999
                                                                               -----------------------------------  ---------------

**Intentional misstatements or omissions of facts constitute                   **Signature of Reporting Person            Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                               By: Thomas A. Lullo, Vice President
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)


                                  Page 2 of 3 pages




--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
CONSOLIDATED ELECTRICAL DISTRIBUTORS,          INDUSTRIAL DISTRIBUTION GROUP, INC; IDG              Director             10% Owner
INC. ("CED")                                                                                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement of        ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
31356 VIA COLINAS                                                          DECEMBER 1998
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
WESTLAKE VILLAGE, CALIFORNIA 91362                                                                Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/21/98      P              4,800     A      $6.7891                       I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/22/98      P              3,200     A      $6.75                         I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                        12/23/98      P             14,000     A      $6.875        861,000         I     BY EDMUNDSON
                                                                                                                      INTERNATIONAL,
                                                                                                                      INC.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)



                                  Page 3 of 3 pages